CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 8, 2005 relating to the financial statements, financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the 2005 Annual Report to Shareholders of Green Mountain Coffee Roasters, Inc., which is incorporated by reference in Green Mountain Coffee Roasters' Annual Report on Form 10-K for the year ended September 24, 2005.

PricewaterhouseCoopers LLP
Boston, MA
June 21, 2006